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                                                                    EXHIBIT 99.1

[PETROQUEST ENERGY, INC. LETTERHEAD]



NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information, contact:  Robert R. Brooksher, Vice President -
                                   Corporate Communications (337) 232-7028

                     PETROQUEST ENERGY ANNOUNCES ADOPTION OF
                             SHAREHOLDER RIGHTS PLAN

Lafayette, Louisiana - November 9, 2001 - PetroQuest Energy, Inc. (NASDAQ: PQUE) today announced that its Board of Directors has adopted a Shareholder Rights Plan (the "Plan").

"The Plan, which is similar to those adopted by many other companies, is not being adopted in response to any specific effort to acquire control of the Company, and it is not intended to restrict the Company's ability to enter into future acquisition transactions," said Charles T. Goodson, Chairman of the Board and Chief Executive Officer. "The intention of the Plan is to enable shareholders to realize the long-term value of their investment in the Company by protecting them from unfair or coercive takeover attempts. As is typical with these types of plans, the Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting the takeover," he added.

Details of the Plan are contained in a report on Form 8-K that the Company will file with the Securities and Exchange Commission, and are outlined in a letter that is being mailed to all shareholders.

PetroQuest Energy, Inc. is an independent oil and gas exploration and production company primarily focused on growing its reserves and shareholder value through a combination of drilling development locations and high potential exploration prospects along the coast of and in the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production, the timing of development expenditures and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.